SUBSIDIARIES OF THE COMPANY	EXHIBIT 21

Jurisdiction of
Name of Subsidiary	Incorporation

BRV, Inc. (Bremerton Sun, Redding Record Searchlight, Ventura County Newspapers)	California
Birmingham Post Company (Birmingham Post-Herald)	Alabama
Boulder Publishing Company (Boulder Daily Camera)	Colorado
Channel 7 of Detroit, Inc., (WXYZ)	Michigan
Collier County Publishing Company (The Naples Daily News)	Florida
Denver Publishing Company (Rocky Mountain News)	Colorado
Evansville Courier Company, Inc., 91.5%-owned
(The Evansville Courier, The Henderson Gleaner)	Indiana
Independent Publishing Company (Anderson Independent Mail)	South Carolina
Knoxville News-Sentinel Company	Delaware
Memphis Publishing Company, 91.3%-owned (The Commercial Appeal)	Delaware
New Mexico State Tribune Company (The Albuquerque Tribune)	New Mexico
Scripps Texas Newspapers L.P. (Corpus Christi Caller-Times, Abilene Reporter-News,
Wichita Falls Times Record News, San Angelo Standard-Times)	Delaware
Scripps Howard Broadcasting Company, (WMAR, Baltimore; WCPO, Cincinnati;
WEWS, Cleveland; KSHB, Kansas City; KMCI, Lawrence; KNXV, Phoenix,
KJRH, Tulsa; WPTV, West Palm Beach)	Ohio
Scripps Networks, Inc., (Home & Garden Television, Do It Yourself Network;
The Television Food Network, G.P., 68%-owned, Fine Living Network, LLC, 94%-owned)	Delaware
Scripps Howard Publishing Co. (Scripps Howard News Service)	Delaware
Scripps Ventures, LLC	Delaware
Scripps Treasure Coast Publishing Company (Ft. Pierce Tribune, Jupiter Courier,
Stuart News, Vero Beach Press Journal)	Florida
Tampa Bay Television, Inc., (WFTS)	Delaware
United Feature Syndicate, Inc. (United Media, Newspaper Enterprise Association)	New York

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